       Exhibit 99.1

Contacts: Pat Sheaffer or Ron Wysaske, Riverview Bancorp, Inc. 360-693-6650

RIVERVIEW BANCORP
ANNOUNCES COMMENCEMENT OF COMMON STOCK OFFERING

Vancouver, Washington – July 16, 2010 – Riverview Bancorp, Inc. (NASDAQ GSM: RVSB) (“Riverview” or “Company”), the holding company for Riverview Community Bank, today announced that it has commenced an underwritten public offering of 8,368,201 shares of its common stock. Based on the closing price of the Company’s common stock on July 13, 2010, the offering would result in gross proceeds to the Company of approximately $20.0 million. The Company expects to use the net proceeds from the offering to support the growth and related capital needs of Riverview Community Bank, with any remainder for general working capital purposes.
Wunderlich Securities and Howe Barnes Hoefer & Arnett are serving as co-managers of the offering. The Company intends to grant the underwriters a 30-day option to purchase up to an additional 15% of the shares of common stock sold to cover over-allotments, if any.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”), but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. The registration statement on Form S-1 may be accessed through the website of the SEC at www.sec.gov. Alternatively, copies of the prospectus relating to this offering may be obtained from Wunderlich Securities, Attention: Syndicate Department at (800) 726-0557.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of any securities, in any state or jurisdiction in which the offer, solicitation, or sale of securities would be unlawful. Any offers, solicitations of offers to buy, or sales of securities will only be made pursuant to the registration statement filed with the SEC, including the related prospectus.

About Riverview

Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $863 million, it is the parent company of the 87 year-old Riverview Community Bank, as well as Riverview Asset Management Corp. There are 17 branches, including ten in Clark County, two in Multnomah County and three lending centers. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers.

Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Riverview Bancorp, Inc. intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, but are not limited to, statements regarding the proposed public offering and the anticipated use of proceeds of the offering. Riverview Bancorp, Inc. cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (a) changes in market conditions or in prices of the Company’s common stock; (b) changes in the market for the Company’s products and services; and (c) other risks as detailed in the prospectus referred to above and in the Riverview Bancorp, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2010, and subsequent filings with the Securities and Exchange Commission.